Exhibit 10.4

Form of Transaction Bonus Agreement
Nuwellis, Inc.
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200

[____], 2026

Dear [Name]:

This letter agreement (this “Agreement”), effective as of the date first written above (the “Effective Date”), is designed to incentivize your continued support of Nuwellis, Inc. (the “Corporation”) by setting forth the terms of a transaction bonus payment that you may be eligible to receive from the Corporation.

1. Transaction Bonus. Subject to your continuous service with the Corporation through the date on which a Transaction occurs and your execution of a customary and reasonable release of claims to be provided by the Corporation, you shall be entitled to receive a transaction bonus from the Corporation in an amount equal to [___times your then-current annual bonus target opportunity][$__], less all applicable taxes and withholdings, payable within five (5) business days following the later of (i) the occurrence of a Transaction and (ii) the date on which the required release of claims becomes effective and irrevocable, subject to applicable Section 409A (as defined below) requirements. Notwithstanding the foregoing, if the Corporation terminates your employment or service without Cause within ninety (90) days prior to a Transaction, and such termination occurs in connection with or in anticipation of the Transaction, the continuous service requirement shall be deemed satisfied.

2. Definitions. For purposes of this Agreement:

“Transaction” shall mean any of the following: (a) a “Change in Control” as defined under the Corporation’s 2017 Equity Incentive Plan, as amended (or any successor thereto) (the “Plan”) or (b) the successful completion of a stockholder vote in connection with a Reverse Merger Transaction (as defined herein) authorizing the issuance of shares of common stock in excess of 19.99% of the number of shares of common stock of the Corporation outstanding prior to the Reverse Merger Transaction; for the avoidance of doubt, an equity financing undertaken primarily to raise capital for the Corporation shall not, by itself, constitute a Change in Control. A “Reverse Merger Transaction” shall mean a merger, consolidation, or similar statutory combination that satisfies each of the following conditions: (A) the Corporation or a subsidiary thereof merges with or into another entity (the “Target”) or the Target merges with or into the Corporation or a subsidiary thereof; (B) immediately following the occurrence of such transaction, the stockholders of the Corporation immediately prior to such transaction continue to hold, directly or indirectly, more than 50% of the combined voting power of the surviving or resulting entity (or the direct or indirect parent of such surviving or resulting entity); and (C) the equity holders of the Target receive non-voting securities that, on a fully diluted and as-converted basis, would represent more than 50% of the combined voting power of the surviving or resulting entity, the conversion of which into common stock is subject to stockholder approval.

3. Excess Parachute Payments. In the event that any amount or benefits made or provided to you under this Agreement and under all other plans and programs of the Corporation (the “Covered Payments”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Corporation shall pay to you either (i) the full amount of such Covered Payments or (ii) such lesser amount (beginning with those amounts that are exempt from Section 409A and then from amounts that are subject to Section 409A, beginning with such amounts scheduled to be paid furthest from the first date of payments) as would result in no portion of the Covered Payments being subject to the excise tax under Code Section 4999 (“Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Covered Payments, notwithstanding that all or some portion of the Covered Payments may be subject to the Excise Tax. All determinations required to be made under this Section 3 shall be made by a nationally recognized accounting firm selected by the Corporation.

4. Miscellaneous.

(a) No Right to Continued Employment or Service Conferred by this Agreement. Nothing in this Agreement shall confer upon you any right to continued employment or service with the Corporation (or its affiliates or respective successors) or to interfere in any way with the right of the Corporation (or its affiliates or respective successors) to terminate your employment or service at any time.

(b) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Delaware and not its choice of law rules, applicable to contracts made and to be performed entirely within that State. You agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively in the courts in the State of Minnesota, County of Hennepin including the Federal Courts located therein (should Federal jurisdiction exist), and you hereby submit and consent to said jurisdiction and venue.

(c) Counterparts; Construction. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When used herein, the words “includes” and “including” and their syntactical variations shall be deemed followed by the words “without limitation.”

(d) Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by written agreement signed by each of the parties. For the avoidance of doubt, this Agreement is in addition to, and shall not supersede, replace, reduce or otherwise modify, any rights or benefits under any existing employment agreement, change in control agreement, equity award agreement or other compensation arrangement between you and the Corporation.

(e) Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Corporation by agreement, in form and substance satisfactory to you, to expressly assume and agree to maintain this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Corporation” for purposes of the Agreement.

(f) Section 409A. The provisions regarding all payments to be made under this Agreement shall be interpreted in such a manner that all such payments either comply with Code Section 409A (“Section 409A”) or are exempt from the requirements of Section 409A as “short-term deferrals,” as described in Section 409A. Notwithstanding the foregoing, if at the time of your separation from service you are determined by the Corporation (or a successor) to be a “specified employee” within the meaning of Section 409A, and if any payment that you become entitled to under this Agreement upon your separation from service is determined by the Corporation (or a successor) to be deferred compensation within the meaning of Section 409A, then no such payment shall be payable prior to the date that is the earlier of (a) six months after your separation from service and (b) your death. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(g) Clawback. Any amount paid hereunder shall be subject to the Corporation’s Policy for the Recovery of Erroneously Awarded Compensation.

[Signature Page Follows]

Please sign and date one copy of this letter in the space provided below to indicate your agreement to and acknowledgement of the terms of this Agreement and return the same to me for the Corporation’s records.

Sincerely,

Nuwellis, Inc.

By:
Its:

Agreed to and Acknowledged By:

[Name]

[Signature page to Transaction Bonus Agreement]